Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Second Quarter		First Six Months
	2018	2017	2018	2017
	($ in millions, except per share amounts)

Railway operating revenues
Merchandise	$1,718	$1,597	$3,323	$3,181
Intermodal	714	593	1,392	1,164
Coal	466	447	900	867
Total railway operating revenues	2,898	2,637	5,615	5,212

Railway operating expenses
Compensation and benefits	706	719	1,443	1,478
Purchased services and rents	430	392	831	769
Fuel	272	190	538	403
Depreciation	273	264	545	523
Materials and other	191	200	397	410

Total railway operating expenses	1,872	1,765	3,754	3,583

Income from railway operations	1,026	872	1,861	1,629

Other income – net	29	48	37	88
Interest expense on debt	131	140	267	282

Income before income taxes	924	780	1,631	1,435

Income taxes
Current	170	225	280	391
Deferred	44	58	89	114
Total income taxes	214	283	369	505

Net income	$710	$497	$1,262	$930

Earnings per share - diluted	$2.50	$1.71	$4.43	$3.18

Weighted average shares outstanding - diluted	283.7	291.2	284.8	292.0
See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited)

	Second Quarter		First Six Months
	2018	2017	2018	2017
	($ in millions)

Net income	$710	$497	$1,262	$930
Other comprehensive income, before tax:
Pension and other postretirement benefit	8	7	1	14
Other comprehensive income (loss) of
equity investees	1	1	2	(1)
Other comprehensive income, before tax	9	8	3	13

Income tax expense related to items of
other comprehensive income	(2)	(3)	—	(6)

Other comprehensive income, net of tax	7	5	3	7

Total comprehensive income	$717	$502	$1,265	$937

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2018	2017
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$430	$690
Accounts receivable – net	1,035	955
Materials and supplies	260	222
Other current assets	179	282
Total current assets	1,904	2,149

Investments	3,058	2,981
Properties less accumulated depreciation of $12,175 and
$11,909, respectively	30,540	30,330
Other assets	286	251

Total assets	$35,788	$35,711

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,323	$1,401
Short-term debt	—	100
Income and other taxes	269	211
Other current liabilities	260	233
Current maturities of long-term debt	500	600
Total current liabilities	2,352	2,545

Long-term debt	9,146	9,136
Other liabilities	1,317	1,347
Deferred income taxes	6,414	6,324

Total liabilities	19,229	19,352

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 280,029,764 and 284,157,187 shares,
respectively, net of treasury shares	281	285
Additional paid-in capital	2,263	2,254
Accumulated other comprehensive loss	(441)	(356)
Retained income	14,456	14,176

Total stockholders’ equity	16,559	16,359

Total liabilities and stockholders’ equity	$35,788	$35,711
See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	First Six Months
	2018	2017
	($ in millions)
Cash flows from operating activities
Net income	$1,262	$930
Reconciliation of net income to net cash provided by operating activities:
Depreciation	546	525
Deferred income taxes	89	114
Gains and losses on properties	(14)	(20)
Changes in assets and liabilities affecting operations:
Accounts receivable	(92)	(12)
Materials and supplies	(38)	(32)
Other current assets	19	48
Current liabilities other than debt	134	93
Other – net	(80)	(70)

Net cash provided by operating activities	1,826	1,576

Cash flows from investing activities
Property additions	(836)	(883)
Property sales and other transactions	48	60
Investment purchases	(4)	(4)
Investment sales and other transactions	6	3

Net cash used in investing activities	(786)	(824)

Cash flows from financing activities
Dividends	(408)	(354)
Common stock transactions	15	42
Purchase and retirement of common stock	(700)	(402)
Proceeds from borrowings – net of issuance costs	543	298
Debt repayments	(750)	(650)

Net cash used in financing activities	(1,300)	(1,066)

Net decrease in cash and cash equivalents	(260)	(314)

Cash and cash equivalents
At beginning of year	690	956

At end of period	$430	$642

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$246	$270
Income taxes (net of refunds)	126	341

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.     Pension and Other Postretirement Benefits
We adopted Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2017-07 on January 1, 2018. The retrospective application resulted in the reclassification of $16 million and $32 million of pension and other postretirement benefits from the “Compensation and benefits” line item within “Railway operating expenses” to “Other income - net” on the Consolidated Statements of Income for the second quarter and first six months of 2017, respectively.

2.     Stock Repurchase Program
We repurchased and retired 4.8 million and 3.4 million shares of common stock under our stock repurchase program in the first six months of 2018 and 2017, respectively, at a cost of $700 million and $402 million, respectively. Since the beginning of 2006, we have repurchased and retired 173.3 million shares at a total cost of $12.0 billion.

3.     Reclassification of Stranded Tax Effects
In February 2018, the FASB issued ASU 2018-02, “Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income.” This update is intended to reclassify the stranded tax effects resulting from the Tax Cuts and Jobs Act that was enacted on December 22, 2017 from accumulated other comprehensive income to retained earnings. In the first quarter of 2018, we adopted the provisions of ASU 2018-02 resulting in an increase to “Accumulated other comprehensive loss” of $88 million and a corresponding increase to “Retained income,” with no impact on “Total stockholders’ equity.”